Exhibit 99.1
2929 Seventh Street, Suite 100
Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Deborah A. Smeltzer
VP Operations & Chief Financial Officer
Phone (650) 665-7222
Email: dsmeltzer@dvax.com
DYNAVAX ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS
AND UPDATES 2006 FINANCIAL GUIDANCE
BERKELEY, Calif. — October 26, 2006 — Dynavax Technologies Corporation (Nasdaq: DVAX) today reported financial results for the third quarter and nine-months ended September 30, 2006.
As of September 30, 2006, Dynavax reported cash, cash equivalents, marketable securities and investments held by Symphony Dynamo, Inc. (SDI) totaling $58.9 million, including $10 million received in the third quarter from AstraZeneca as an upfront payment under the September 2006 asthma and chronic obstructive pulmonary disease (COPD) collaboration agreement. This compares to $75.1 million at December 31, 2005. In addition to the reported cash of $59 million, Dynavax received net proceeds of approximately $29 million from an underwritten public offering in October 2006. Also not reflected in the cash balance is the remaining $30 million funding commitment for SDI programs in cancer, hepatitis B and hepatitis C therapies that is expected to be received in April 2007.
“Three strategic funding initiatives — a public financing, our Symphony Capital deal, and our collaboration with AstraZeneca — have been executed. As a result, we will begin 2007 with approximately $100 million in committed cash earmarked primarily for our product development efforts. Of our 10 pipeline programs, eight are now externally supported. Importantly, the AstraZeneca collaboration is the first of a series of strategic partnerships we expect to selectively execute while continuing to advance those programs and add value for potential partners,” said Dino Dina, MD, president and chief executive officer.
Total revenues were $1.6 million and $2.4 million, respectively, for the three and nine months ended September 30, 2006, compared to $0.4 million and $14.1 million for the same periods in 2005. The reported revenues do not include collaboration funding from SDI of $3.3 million and $5.3 million, respectively, for the three and nine months ended September 30, 2006. Revenues for the third quarter and nine month period of 2006 include collaboration revenue from AstraZeneca, service and license revenue from Dynavax Europe and grant revenue, primarily from the NIH. Revenues for the nine month period of 2005 reflect accelerated recognition of deferred revenue following the end of Dynavax’s collaboration with UCB Farchim.
Set forth at the end of this press release is a reconciliation of GAAP revenues to pro forma revenues. These pro forma amounts are intended to illustrate the Company’s revenues inclusive of collaboration funding for SDI programs. The Company consolidates the financial results of SDI under the applicable accounting guidelines that require the Company to report its collaboration funding related to the SDI programs in the line, “Loss attributed to the noncontrolling interest in SDI.” The collaboration funding would otherwise have been presented as revenues, as shown in the pro forma revenues, if SDI’s financial results were not consolidated with those of the Company.
Total operating expenses were $17.7 million and $45.4 million, respectively, for the three and nine months ended September 30, 2006 compared to $9.1 million and $27.1 million for the same periods in 2005. Operating expenses included non-cash charges for stock-based compensation, as well as acquired in-process research and development and amortization of intangible assets resulting from the April 2006 Rhein acquisition. Excluding non-cash charges, pro forma operating expenses were $16.5 million and $38.4 million, respectively, for the three and nine months ended September 30, 2006. Set forth at the end of this press release is a reconciliation of GAAP operating expenses to pro forma operating expenses. The higher operating expenses for the third quarter and nine months of 2006 resulted primarily from increased clinical development activities related to the Company’s lead product candidates TOLAMBA™ and HEPLISAV™, the expansion of the Company’s operations to include Dynavax Europe, and reimbursable expenses related to SDI programs as described above.
Net loss for the third quarter was $12.2 million, or $0.40 per share, compared to a net loss of $8.3 million, or $0.33 per share for the same period in 2005. Net loss for the nine months ended September 30, 2006 was $35.6 million, or $1.17 per share, compared to a net loss of $11.8 million, or $0.48 per share for the same period in 2005. The increase in net loss for the quarter and the nine-month period was due primarily to increased clinical development expenditures on the Company’s lead product candidates as well as lower revenues following the termination of the UCB Farchim collaboration in 2005.
     Update on Financial Outlook for 2006
The following statements are forward-looking and are based on current expectations. Actual results may differ materially. Except as expressly set forth below, these statements do not include the potential impact of any equity offerings, business collaborations or other transactions that may be closed or entered into after October 26, 2006.
We anticipate that the Company’s consolidated cash, cash equivalents, marketable securities and investments held by SDI, or total cash, should be in the range of $67 to $71 million at the end of 2006. Not reflected in the projection is the remaining $30 million funding commitment for SDI programs that is expected to be received in April 2007.
We anticipate that total pro forma revenues for 2006 should be in the range of $12 to $16 million deriving from the Company’s existing grants, anticipated service revenue from Dynavax Europe, collaborations and SDI.
We anticipate that total pro forma operating expenses for 2006 should be in the range of $60 to $64 million, driven primarily by costs associated with advancing our clinical programs in ragweed allergy and hepatitis B vaccines and our pre-clinical programs in cancer, hepatitis B and hepatitis C therapies.
      Conference Call and Webcast Today
Dynavax will hold a conference call to discuss these financial results today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The webcast can be accessed on Dynavax Technologies’ website at http://www.dynavax.com under the Investors tab; at www.earnings.com; or via Thomson StreetEvents (www.streetevents.com), a password-protected site. A telephonic replay will be available through November 2, 2006 by dialing 888.286.8010, access code: 6161 2023. International callers can dial +1 617.801.6888, access code: 6161 2023.
About Dynavax

     Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our pipeline includes: TOLAMBA™, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial (DARTT) is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine in Phase 3; and a therapy for non-Hodgkin’s lymphoma in Phase 2. Our pre-clinical asthma and COPD programs are partnered with AstraZeneca. Funding for our other preclinical programs in cancer, hepatitis B and hepatitis C therapies, and for an influenza vaccine has been provided by Symphony Dynamo, Inc. and the NIH, but these programs represent future partnering opportunities. For more information, please visit www.dynavax.com.
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about our updated 2006 financial outlook, cash balance, projected financial results, clinical development plans and timelines, business plans, future operating results, intellectual property position and potential sources of funds. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development, achieving the objectives of our collaborative and licensing agreements and obtaining regulatory approval for our products; the scope and validity of patent protection for our products; competition from other companies; our ability to obtain additional financing to support our operations; and other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
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DYNAVAX TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
Collaboration revenue	$166	$—	$166	$12,199
Service and license revenue	692	—	916	—
Grant revenue	734	404	1,327	1,856

Total revenues	1,592	404	2,409	14,055

Operating expenses:
Research and development	12,781	6,797	30,135	19,945
General and administrative	4,656	2,319	10,639	7,132
Acquired in-process research and development	—	—	4,180	—
Amortization of intangible assets	251	—	447	—

Total operating expenses	17,688	9,116	45,401	27,077

Loss from operations	(16,096)	(8,712)	(42,992)	(13,022)

Interest and other income, net	673	428	2,093	1,229

Loss including noncontrolling interest in Symphony Dynamo, Inc.	(15,423)	(8,284)	(40,899)	(11,793)

Loss attributed to noncontrolling interest in Symphony Dynamo, Inc.	3,271	—	5,302	—

Net loss	$(12,152)	$(8,284)	$(35,597)	$(11,793)

Basic and diluted net loss per share	$(0.40)	$(0.33)	$(1.17)	$(0.48)

Shares used to compute basic and diluted net loss per share	30,605	24,751	30,551	24,740

(1)	Research and development expenses included non-cash stock-based compensation charges of $0.2 million and $0.8 million for the three and nine months ended September 30, 2006, respectively, and $0.1 million and $0.4 million for the three and nine months ended September 30, 2005, respectively.

(2)	General and administrative expenses included non-cash stock-based compensation charges of $0.7 million and $1.6 million for the three and nine months ended September 30, 2006, respectively, and $0.2 million and $0.5 million for the three and nine months ended September 30, 2005, respectively.

DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP REVENUES TO PRO FORMA REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

GAAP revenues	$1,592	$404	$2,409	$14,055
ADD:
Collaboration funding for SDI programs	3,300	—	5,288	—

Pro forma revenues (1)	$4,892	$404	$7,697	$14,055

(1)	These pro forma amounts are intended to illustrate the company’s revenues to be inclusive of collaboration funding provided for the SDI programs. Such collaboration funding is reflected in the loss attributed to the noncontrolling interest in SDI in the company’s condensed consolidated statement of operations, but would have been reported as revenue if SDI’s results of operations were not consolidated with those of the company. Management of the company believes the pro forma results are a useful measure of the company’s revenues because, in management’s view, it provides an additional tool to investors to evaluate the company’s operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.
DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP OPERATING EXPENSES TO PRO FORMA OPERATING EXPENSES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

GAAP operating expenses	$17,688	$9,116	$45,401	$27,077
LESS:
Stock-based compensation expense	970	308	2,366	961
Acquired in-process research and development	—	—	4,180	—
Amortization of intangible assets	251	—	447	—

Pro forma operating expenses	$16,467	$8,808	$38,408	$26,116

(2)	These pro forma amounts are intended to illustrate the company’s operating expenses excluding certain non-cash charges. Management of the company believes the pro forma results are a useful measure of the company’s operating expenses because, in management’s view, it provides an additional tool to investors to evaluate the company’s operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents and marketable securities (1)	$58,921	$75,110
Other current assets	3,410	2,374
Property and equipment, net	4,918	2,197
Goodwill	2,312	—
Other intangible assets, net	4,633	—
Other assets	1,304	412

Total assets	$75,498	$80,093

Liabilities, noncontrolling interest and stockholders’ equity
Current liabilities	$11,465	$5,543
Deferred revenue and other long-term liabilities	10,135	187
Noncontrolling interest in Symphony Dynamo, Inc.	6,457	—
Stockholders’ equity	47,441	74,363

Total liabilities, noncontrolling interest and stockholders’ equity	$75,498	$80,093

(1)	These amounts also include investments held by Symphony Dynamo, Inc. of $17.7 million as of September 30, 2006.